SECURITIES AND EXCHANGE COMMISSION
                  WASHINGTON, D.C.  20549



                         FORM 8-K

                      CURRENT REPORT



          Pursuant to Section 13 or 15(d) of the
              Securities Exchange Act of 1934



Date of Report (Date of earliest event reported):
August 19, 1999



               AMERICAN GENERAL CORPORATION
    (Exact name of registrant as specified in charter)


       Texas                   1-7981               74-0483432
  (State or other              (Commission File     (IRS Employer
  jurisdiction of                 Number)           Identification
  incorporation)                                     Number)


         2929 Allen Parkway, Houston, Texas 77019
    (Address of principal executive offices)(Zip Code)


    Registrant's telephone number, including area code:
   (713) 522-1111

Item 5.  Other Events.

  As previously reported by the registrant, the Chancery
Court of the First Judicial District of Jones County,
Mississippi rendered a judgment on May 18, 1999, awarding approximately $500,000 in compensatory damages and $167 million in punitive damages against A.G. Financial Service
Center, Inc. ("Financial Service Center").  Financial
Service Center is an indirect subsidiary of registrant and was formerly named American General Financial Center.

  The case was brought by 29 individuals who in the mid-1990s each purchased a satellite dish for approximately
$2,500 from independent, unaffiliated dealers and distributors who arranged financing for the satellite dishes through Financial Service Center. Financial Service Center believes the judgment is unwarranted and contrary to law. Financial Service Center has appealed the judgment and believes that it has substantial bases for success on appeal. Financial Service Center currently is named as a defendant in other pending cases, most of which are in Mississippi, involving the financing of satellite dishes.

  On August 19, 1999, Financial Service Center filed a voluntary petition to reorganize under Chapter 11 of the United States Bankruptcy Code with the United States
Bankruptcy Court for the Southern District of Indiana. The decision to reorganize was necessitated by the unprecedented and unjustified judgment rendered against Financial Service Center by the Mississippi state court.
Prior to the bankruptcy filing, Financial Service Center had assets of approximately $7 million with virtually no ongoing operations.

  The filing for reorganization under Chapter 11 is intended to provide a fair and orderly process for managing the appeal and the other claims against Financial Service
Center. The bankruptcy filing by Financial Service Center will not have a material adverse effect on the registrant's consolidated results of operations and financial condition.

                         SIGNATURE


       Pursuant to the requirements of the Securities
Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.



                         AMERICAN GENERAL CORPORATION



Dated: August 20, 1999   By:/S/ MARK S. BERG
                            Mark S. Berg
                            Executive Vice President and
                            General Counsel